Exhibit 4.9

FORBEARANCE AGREEMENT

Relating To Senior Convertible Notes Due 2023

Mesa Air Group, Inc. (the "Company") and the undersigned holder (the "Holder") of the Company's Senior Convertible Notes due 2023 in an amount set forth below next to such Holder's name on the signature page hereto, (the "Notes") issued pursuant to the Indenture dated June 16, 2003 among the Company, the Guarantors named on the signature pages thereto and U.S. Bank National Association as Trustee thereunder (the "Indenture") hereby enter into this Forbearance Agreement (the "Agreement"), dated as of the date set forth below on the signature page hereto:

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the Notes and the Indenture, the Holder has the right pursuant to Section 3.08 of the Indenture and Section 6 of the Notes to elect to require the Company to repurchase the Notes (the "Initial Repurchase Right") held by such Holder on June 16, 2008 (the "Initial Repurchase Date") and on other Purchase Dates in accordance with the terms of the Indenture and the Notes (the "Repurchase Rights");

WHEREAS, the Notes were originally issued at an issue price of $397.27 per $1,000 note and will pay cash interest until the Initial Repurchase Date and upon such date shall cease to pay interest and Original Issue Discount shall accrue; and

WHEREAS, the Holder has agreed to forbear from exercising its Initial Repurchase Rights with respect to not less than 75% in aggregate principal amount of the Notes beneficially owned by the Holder as of the effective date of this Agreement, in consideration for the Company's purchase of 25% in aggregate principal amount of the Holder's Notes and the right to exercise a Repurchase Right on January 31, 2009.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and provisions hereinafter contained, the parties hereto hereby agree as follows:

  Definitions. Terms used herein but not defined herein shall have the meaning assigned to such terms in the Indenture.

  Forbearance; Waiver. Holder hereby (1) agrees to forbear from exercising its Initial Repurchase Right under the Notes and Indenture with respect to the Initial Repurchase Date and agrees to not require the Company to repurchase its Notes on the Initial Repurchase Date, and (2) waives any Defaults or Events of Default arising out of any such failure to make payment under the June 16, 2008 installment provided for in Section 3.08 of the Indenture and reserves all other rights. The forbearance agreement and waiver set forth in this Section 2 shall apply to the Holder's Notes not purchased pursuant to this Agreement, including any Notes acquired by the Holder subsequent to the date hereof.

  Note Purchase; Warrant.

    In consideration of the agreements set forth in Section 2 hereto, the Company agrees to purchase from the Holder, and Holder agrees to sell to the Company, such number of Notes as shall equal 25% of the aggregate principal amount of the Holder's Notes (the "Purchased Notes") for a cash payment equal to $297.95 per $1,000 in aggregate principal amount of Notes (the "Cash Payment").

    The Company agrees that it shall pay Holder the Cash Payment for the Purchased Notes not later than Friday, May 23, 2008.

    In consideration for Holder's forbearance agreement set forth in Section 2, the Company agrees to issue Holder a warrant to purchase 25,000 shares of common stock of the Company for each $1,000,000 in aggregate principal amount of Notes deferred pursuant to Section 2. The warrant shall have a per share exercise price of $1.00, be exercisable for a period of two years from the date of issuance, contain anti-dilution provisions with respect to major corporate events (i.e. stock splits, Extraordinary Cash Dividends and stock dividends only), and include a provision limiting such holder's right to exercise the warrant in the event such exercise would result in such holder beneficially owning greater than 4.99% of the Company's outstanding capital stock.

  Additional Repurchase Date. In further consideration of the agreements set forth in Section 2 hereto, the Company hereby grants Holder the right to elect to require the Company to repurchase the Notes held by such Holder on January 31, 2009 (the "Additional Repurchase Date"). The purchase price of the Notes on the Additional Repurchase Date shall be calculated in the same manner as set forth in Section 3.08 of the Indenture and Section 6 of the Notes, such that the purchase price on such date shall reflect a price equal to the sum of the issue price and accrued original issue discount on such Notes as of the Additional Repurchase Date---$412.89 per $1,000 Note. The Company shall be entitled to pay the purchase price for such Notes on the Additional Repurchase Date in cash, shares of common stock, or in any combination of the foregoing, in the same manner as set forth in Section 3.08 of the Indenture.

  Representations and Warranties.

    The Company hereby represents and warrants to the Holder as follows:

      The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action on the part of the Company and will not violate any of the articles of incorporation or bylaws (or other constituent documents) of the Company.

      This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by general principles of equity.

    The Holder hereby represents and warrants to the Company as follows:

      The execution, delivery and performance by the Holder of this Agreement have been duly authorized by all requisite corporate action on the part of the Holder and will not violate any of the articles of incorporation or bylaws (or other constituent documents) of the Holder.

      The Holder is, and will be on the effective date of this Agreement, the sole beneficial and record owner of the Purchased Notes, free and clear of any lien or encumbrance whatsoever. Upon deliver of the Purchased Notes (through DTC DWAC or otherwise) to the Company pursuant to the provisions of this Agreement, the Company will acquire good, valid and marketable title to the Purchased Notes, free and clear of any liens or encumbrances whatsoever.

      This Agreement has been duly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by general principles of equity.

      The Notes held by Holder are owned beneficially by Holder's investment advisory clients. Holder has sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of such Notes, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

      Holder has received, carefully reviewed, and is familiar with the Company's public filings made with the Securities and Exchange Commission.

      Holder understands that to the extent this Agreement ever constitutes the sale or exchange of securities, it is being made without registration under the Securities Act of 1933, as amended (the "Act"), or any state laws and is being made pursuant to an exemption from registration pursuant to Section 4(2) or Section 3(a)(9) of the Act.

      Holder agrees that the transactions contemplated herein do not involve a public offering and Holder has not been offered to enter into this Agreement by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

      Holder is a Qualified Institutional Buyer as defined pursuant to the Act and the rules and regulations thereunder.

  Effectiveness of Agreement. This Agreement shall be effective upon (i) execution hereof by each of the parties hereto; and (ii) the execution of a Forbearance Agreement by ____ percent (___%) of the current holders of the Notes. Until such time, neither party hereto shall have any obligation to the other party, whether as a result of oral understandings, course of conduct or otherwise.

  Subsequent Holders. Holder acknowledges and agrees that pursuant to Section 9.04 of the Indenture, this Agreement shall be effective as of the date it is signed by the parties hereto and any subsequent holder of the Holder's Notes will be bound by the terms of this Agreement. In connection with any transfer of that portion of Holder's Notes not purchased by the Company pursuant to the terms of this Agreement, Holder shall (a) disclose the terms of this Agreement to such transferee, (b) notify the Company of such transfer, and (c) cause, if required by the Company, prior to such transfer that such transferee enter into a separate agreement with the Company containing substantially the same terms as this Agreement. Upon such actions and such transfer, the transferee (a "Subsequent Holder") shall be a "Holder" hereunder. Holder hereby agrees to indemnify, defend and hold harmless the Company for, from and against, any and all claims, damages, losses and expenses, including reasonable attorneys' fees resulting from Holder's failure to comply with this Section 7.

  Further Assurances. Holder and Company agree to execute and deliver any further agreements, instruction letters, certificates, amendments to the Notes or Indenture, letters of transmittal or other documents, and take all such further lawful action as may be necessary or desirable, to consummate and make effective in the most expeditious manner practicable, this Agreement and the transactions contemplated hereby. Holder and Company agree to cooperate with each other, the Trustee and the Depository Trust Company to effect this Agreement and to enter into any related agreements with such parties as may be reasonably required or desirable in connection therewith.

  Reference to and Effect on the Notes. Except for the rights of the Holder under the Notes and Indenture waived or modified hereby, all of the terms and provisions of the Notes and the Indenture shall remain in full force and effect.

  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

  Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

  Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than a Subsequent Holder in accordance with Section 7 above. Once the Agreement is effective, the Company shall not later than one (1) business day thereafter release publicly or otherwise make available to all holders of the securities of the Company all information conveyed to Holder that then constitutes material nonpublic information.

  Headings. Section headings contained in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

  Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS WAIVER OR ANY OTHER LOAN DOCUMENT.

[signature page follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement and Agreement to be effective for all purposes as of the date set forth below.

Company

MESA AIR GROUP, INC.

By: ________________________________
Name:
Title:

Holder

,

On behalf of its investment advisory clients

By: ________________________________
Name:
Title:

Principal Amount at Maturity of Notes held by
Holder: _____

Date: May __, 2008

Signature Page to Waiver and Agreement